Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

WaterBridge Infrastructure LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Class A shares representing limited liability company interests	Rule 457(a)	5,405,000	$20.00	$108,100,000.00	0.0001531	$16,550.11

Total Offering Amounts					$108,100,000.00		$16,550.11

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$16,550.11

(1)
The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $621,000,000 on a Registration Statement on Form S-1 (File No. 333-289823), which was declared effective by the Securities and Exchange Commission on September 16, 2025. In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of $108,100,000 is hereby registered, which includes the Class A shares representing limited liability company interests (“Class A shares”) that the underwriters have the option to purchase.
(2)
Includes Class A shares issuable upon exercise of the underwriters’ option to purchase additional Class A shares, if any.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.